EXHIBIT 10.2

THIRD AMENDMENT
TO THE
CATERPILLAR INC.
2006 LONG-TERM INCENTIVE PLAN

Caterpillar Inc. (the “Company”) maintains the Caterpillar Inc. 2006 Long-Term Incentive (the “Plan”). The Plan was originally approved by stockholders effective on June 14, 2006. On June 9, 2010, stockholders approved an amendment and restatement of the Plan that became effective on such date. Pursuant to Section 16.1 of the Plan, the Company has reserved the right to amend the Plan, in whole or in part, at any time. By documents dated December 6, 2010 and August 22, 2013, the Company amended the amended and restated Plan. By this instrument, the Company hereby further amends the Plan to permit “net exercise” of stock options.
1.This Third Amendment shall be effective as of April 1, 2019.

2.    Section 6.5 of the Plan is hereby amended and restated in its entirety to provide as follows:
“6.5    Payment. Options granted under this Section 6 shall be exercised by the delivery of a notice of exercise to the Company (or its designated agent(s)), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any Option shall be payable to the Company in full either:

(a)	in cash or its equivalent, or

(b)	by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, or

(c) by cashless exercise through delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of proceeds from a sale of shares having a Fair Market Value equal to the purchase price, or

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(d)
by cashless exercise through authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation.”

3.    This Third Amendment amends only the provisions of the Plan as set forth herein, and those provisions not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this Third Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and the intent of this Third Amendment.
* * * * *
IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed by its duly authorized representative as of this 4 day of February, 2019.

CATERPILLAR INC.

/s/ Cheryl H. Johnson
Cheryl H. Johnson
Chief Human Resources Officer

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